Exhibit 4.4









                              THE ANDERSONS, INC.

                                      AND

                             THE FIFTH THIRD BANK,
                                              Trustee.


                              __________________


                      SEVENTEENTH SUPPLEMENTAL INDENTURE
                     dated effective as of August 14, 1997
              Supplementing Indenture Dated as of October 1, 1985

                              __________________


                                  Debentures

                          Due Five Years or Ten Years

                           from Original Issue Date















            THIS SEVENTEENTH SUPPLEMENTAL INDENTURE, dated effective as of August 14, 1997, between The Andersons, Inc., an Ohio corporation having its principal office at 480 W. Dussel Drive, City of Maumee, Lucas County, Ohio (hereinafter called the "Corporation"), and The Fifth Third Bank, a state banking association organized and existing under the laws of the state of Ohio (hereinafter called the "Trustee");


                              W I T N E S S E T H


          WHEREAS, the Corporation and Trustee are parties to a certain indenture dated as of October 1, 1985 (hereinafter called the "Indenture"), providing for the issuance of debentures (hereinafter called the "Debentures") as therein provided; and

          WHEREAS, the Corporation heretofore executed and delivered to the Trustee a Seventeenth Supplemental Indenture dated as of January 16, 1997; and

          WHEREAS, the Corporation and the Trustee may enter into supplemental indentures to the Indenture without the consent of the holders of Debentures, pursuant to Section 901(1) of the Indenture, to provide for the creation of a new series of Debentures; and

          WHEREAS, no Event of Default, as defined in Section 501 of the Indenture, and no event which after notice or lapse of time, or both, would become an Event of Default, has happened or is continuing; and

          WHEREAS, the Corporation has delivered to the Trustee a Resolution requesting the Trustee to authenticate and deliver, effective August 14, 1997, a new series of Debentures, designated as "7.7% Ten-Year Debentures" and "7.0% Five-Year Debentures" in the aggregate principal amounts of $5,000,000 for the Ten-Year Debentures and $5,000,000 for the Five-Year Debentures; and all other terms of the new series shall remain the same as for the original series of Debentures issued under the Indenture; and

          WHEREAS, the Corporation has delivered to the Trustee a Corporate Certificate and an Opinion of Counsel, stating that the issuance of a new series of Debentures and this Seventeenth Supplemental Indenture comply with the Indenture and that all conditions precedent therein provided for relating to such issuance of a new series of Debentures have been complied with; and

          WHEREAS, the Corporation has been authorized by its Board of Directors to enter into this Seventeenth Supplemental Indenture in accordance with Section 901 of the Indenture;

          NOW, THEREFORE,

          The Corporation, hereby expressly assumes the due and punctual payment of the principal of, including each installment thereof (and premium, if any), and interest on all the Debentures and the performance of every covenant of the Indenture on the part of the Corporation to be performed or observed.

          IN WITNESS WHEREOF, the parties hereto have caused this Seventeenth Supplemental Indenture to be duly executed as of the day and year first above written.


THE FIFTH THIRD BANK               THE ANDERSONS, INC., an Ohio
                                   corporation

By:  /s/Christine M. Schaub             By:  /s/Michael J. Anderson
     Christine M. Schaub                     Michael J. Anderson
     Trust Officer                           President and Chief
                                                 Operating Officer


[Corporate Seal]                        By:  /s/Gary Smith
                                             Gary Smith
                                             Vice President and Treasurer

Attest:

/s/Greg Hahn



STATE OF OHIO       )
COUNTY OF LUCAS     ) SS:

     Before me, a Notary Public, in and for said county and state, personally appeared Michael J. Anderson and Gary Smith, President and Chief Operating Officer and Vice President and Treasurer, respectively, of The Andersons, Inc., an Ohio corporation, who acknowledged that, they being thereunto duly authorized, did sign the foregoing instrument in behalf of said corporation and by authority of its board of directors and that the same is the free act and deed of said officers and of said corporation.

     In Testimony Whereof, I have hereunto set my hand and official seal at Maumee, Ohio this 16th day of March, 1998.

                                        /s/Cathy L. Redford
                                        Notary Public
                                        My Commission Expires: 4-10-99

[Notarial Seal]

STATE OF OHIO       )
COUNTY OF LUCAS     )   SS:

     On the 18th day of March, 1998, before me personally came Christine M. Schaub, Trust Officer, and Greg Hahn, Trust Officer, to me known, who, being by me duly sworn, did depose and say that they are Trust Officers of THE FIFTH THIRD BANK, a bank organized under the laws of the state of Ohio, described in and which executed the foregoing instrument; that they know the seal of said corporation; that the seal affixed to said instrument is such corporation seal; that it was so affixed by authority of the Board of Directors of said corporation, and that they signed their names hereto by like authority.

                                   /s/Amy L. Hartung
                                   Notary Public
                                   My Commission Expires: 4-7-03
[Notarial Seal]



                     CORPORATE CERTIFICATE



     This is to certify that The Andersons, Inc., an Ohio corporation, has examined the above-mentioned Indenture, Seventeenth Supplemental Indenture, the foregoing Opinion of Counsel and all other documents and matters as it deemed necessary to express an informed opinion on compliance by the corporation with the conditions precedent provided in said Indenture and that it concurs with the aforesaid Opinion of Counsel.



                              THE ANDERSONS, INC., an Ohio corporation

                              By:  /s/Michael J. Anderson
                                   Michael J.  Anderson
                                   President  and Chief Operating
                                     Officer

                              By:  /s/Gary Smith
                                   Gary Smith, Vice President and
                                   Treasurer


                              March 17, 1998




The Fifth Third Bank, Trustee
Mail Drop 1090D2
Fifth Third Center
Cincinnati, Ohio  45263

     Re:  Indenture Dated As Of October 1, 1985 ("Indenture") and
          Seventeenth Supplemental Indenture Thereto Dated
          Effective As Of August 14, 1997; Opinion of Counsel and
          Corporate Certificate



     According to the terms of the Indenture dated October 1, 1985, please be advised that I have examined the aforementioned Indenture and Supplemental Indenture thereto and all other documents and matters as I deemed necessary under the circumstances to render the within opinion, and it is my opinion that the instruments which have been or are herewith delivered to the Trustee conform to the requirements of this Indenture, and it is my opinion that the instruments which have been or are herewith delivered to the Trustee conform to the requirements of this Indenture and constitute sufficient authority under this Indenture for the authentication and delivery by the Trustee of the Debentures applied for, and the issuance of a new series of Debentures, effective August 14, 1997, complies with and is authorized by the Indenture and that The Andersons, Inc. has complied with all conditions precedent therein provided for relating to said transfer and Seventeenth Supplemental Indenture. Further, it is my opinion that there are no tax laws applicable to the issuance of the new series of Debentures with which The Andersons, Inc. need comply and no state or federal commission or other governmental body need give authorization approval or consent to the issuance of these Debentures.



                               /s/Beverly J. McBride
                               Beverly J. McBride, General Counsel